UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

OPORTUN FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

FINDELL CAPITAL MANAGEMENT LLC FINDELL CAPITAL PARTNERS LP FINN MANAGEMENT GP LLC BRIAN FINN WARREN WILCOX
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Findell Capital Management LLC, together with the other participants named herein (collectively, “Findell”), has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Findell’s slate of director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation (the “Company”).

Item 1: On May 8, 2025, Findell issued the following press release:

FINDELL CAPITAL PARTNERS RESPONDS TO REDUCTION OF BOARD SIZE BY OPORTUN

Blames Move on Entrenchment Motives of Legacy Directors Facing Loss of Majority Control

Criticizes Decision Not to Re-Nominate Highly Qualified Director Scott Parker

Urges Stockholders to Replace Raul Vazquez on Board with Warren Wilcox at 2025 Annual Meeting

NEW YORK, May 8, 2025 – Findell Capital Partners and its affiliates (“Findell”), the single largest stockholder of Oportun Financial Corporation (“Oportun” or the “Company”), responded today to Oportun’s announcement that the size of its board of directors (the “Board”) would be reduced from ten to eight members and that directors Scott Parker and R. Neil Williams would not stand for reelection at its 2025 annual meeting of stockholders (the “Annual Meeting”)

Findell, which is fighting to replace long-tenured CEO Raul Vazquez on the Board with its nominee Warren Wilcox, an experienced executive in the lending space, filed its preliminary proxy statement the same day Oportun announced the change. Findell has argued that its proxy contest is necessary to end the majority control of the Board by its legacy directors, who Findell believes lack the necessary industry expertise to provide appropriate oversight of Mr. Vazquez. Findell expressed concern that yesterday’s move may have been driven by the self-interest of the legacy directors whose performance it has criticized through the campaign. As a result of the reduction in Board size, a stockholder victory at the Annual Meeting would now leave the Board with an equal number of new and legacy directors.

“Yesterday’s move is, to us, another egregious example of legacy directors entrenching themselves to prevent accountability and oversight. It’s not just the potential for deadlock, though obviously that concerns us,” said Brian Finn, Founder and CIO of Findell, “but the fact that the Company would apparently rather lose an experienced director whose addition to the Board led to a significant improvement in results than risk handing over majority control to new directors who have the support of stockholders.” Mr. Finn also noted the importance of Mr. Parker’s skillset at a time when the Company lacks a permanent Chief Financial Officer. Mr. Parker previously served as CFO of a number of public and private companies and has decades of experience as a consumer lending executive. “We supported Scott’s addition to the Board last year, and we are committed to working with him to bring him back onto the Board next year,” said Mr. Finn.

Findell urged its fellow stockholders to deliver a strong message to the Board and support its campaign to replace Mr. Vazquez, who has presided over years of disastrous results, with Mr. Wilcox, a lending industry veteran whose extensive experience and expertise can offer the oversight Findell believes is desperately needed at Oportun. Findell stated that it looked forward to sharing more information regarding Mr. Vazquez’s tenure at Oportun and the importance of the upcoming election to the future of the Company in the coming weeks.

Interested stockholders are encouraged to visit www.OpportunityAtOportun.com and to vote on the WHITE proxy card for Mr. Wilcox today to send a message to the Board that it’s time to stop putting its own interests above those of its stockholders.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Findell Capital Management LLC (“Findell”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Findell’s slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation (the “Company”).

FINDELL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be Findell, Findell Capital Partners, LP (“Findell Partners”), Finn Management GP LLC (“Findell Management”), Brian Finn and Warren Wilcox.

As of the date hereof, Findell Partners directly beneficially owns 2,131,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, 1,000 shares of which are held in record name. As the investment manager of Findell Partners and certain separately managed accounts (the “Findell SMAs”), Findell may be deemed to beneficially own the 2,131,000 shares of Common Stock beneficially owned directly by Findell Partners and the 1,310,300 shares of Common Stock held in the Findell SMAs. As the general partner of Findell Partners, Findell GP may be deemed to beneficially own the 2,131,000 shares of Common Stock beneficially owned directly by Findell Partners. As the member and sole director of Findell and the managing member of Findell GP, Mr. Finn may be deemed to beneficially own the 2,131,000 shares of Common Stock beneficially owned directly by Findell Partners and the 1,310,300 shares of Common Stock held in the Findell SMAs. As of the date hereof, Mr. Wilcox does not own any shares of Common Stock.

Contact:

Findell Capital Management, LLC
88 Pine Street, 22nd Fl.
New York, NY 10005
info@findell.us

Item 2: Also on May 8, 2025, Findell published certain materials on www.OpportunityAtOportun.com, which are attached hereto in Exhibit 99.1 and incorporated herein by reference.